Exhibit 99.01

Schedule II

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Royster-Clark, Inc.:

Under date of March 15, 2005, we reported on the consolidated balance sheets of Royster-Clark, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, which are included herein. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in Item 15. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/  KPMG LLP

March 15, 2005

Norfolk, Virginia

Exhibit 99.01

Schedule II

ROYSTER-CLARK, INC.

Allowance for Doubtful Accounts

(In thousands)

	Balance beginning of period	Amounts charged to costs and expenses	Deductions (1)	Balance end of period
Year Ended December 31, 2002	$5,350	2,630	(1,862)	$6,118
Year Ended December 31, 2003	6,118	2,148	(2,328)	5,938
Year Ended December 31, 2004	5,938	2,076	(2,955)	5,059

(1)	Amounts determined not collectible, net of recoveries.